Filed Pursuant to Rule 424(b)(3)
Registration No. 333-170298

AMERICAN REALTY CAPITAL TRUST III, INC.
SUPPLEMENT NO. 2, DATED JUNE 15, 2012
TO THE PROSPECTUS, DATED APRIL 30, 2012

This prospectus supplement (this “Supplement No. 2”) is part of the prospectus of American Realty Capital Trust III, Inc. (the “Company” or “we”), dated April 30, 2012 (the “Prospectus”), as supplemented by Supplement No. 1, dated May 16, 2012 (“Supplement No. 1”). This Supplement No. 2 supplements, modifies or supersedes certain information contained in our Prospectus and Supplement No. 1, and should be read in conjunction with the Prospectus and Supplement No. 1. This Supplement No. 2 will be delivered with the Prospectus and Supplement No. 1.

The purpose of this Supplement No. 2 is to, among other things:

•	update the disclosure relating to operating information, including the status of the offering and the shares currently available for sale;
•	disclose recent real estate investments and financial obligations; and
•	disclose changes adopted to the share repurchase program.

Status of the Offering

We commenced our reasonable best efforts initial public offering (“IPO”) of up to 150.0 million shares of common stock on March 31, 2011. On August 10, 2011, we raised total gross proceeds in the amount of approximately $2.0 million, sufficient to break escrow, broke escrow and issued approximately 0.2 million shares of common stock to our initial investors who were admitted as stockholders. On December 5, 2011, we raised in excess of $75.0 million in aggregate gross proceeds from all investors for shares of our common stock. Accordingly, we now accept subscriptions from all states where we have cleared, including subscriptions from residents of Pennsylvania.

As of May 31, 2012, we had acquired 158 single tenant, free standing properties which were 100% leased as of such date. As of May 31, 2012, we had total real estate investments, at cost, of $453.2 million. As of March 31, 2012, we had incurred, cumulatively to that date, approximately $47.5 million in selling commissions, dealer manager fees and other organizational and offering costs for the sale of our common stock and approximately $4.5 million for acquisition costs related to our portfolio of properties.

We will offer shares of our common stock until June 30, 2013, unless the offering is extended in accordance with the Prospectus, provided that the offering will be terminated if all 150.0 million shares of our common stock are sold before such date (subject to our right to reallocate shares offered pursuant to our distribution reinvestment plan (“DRIP”) for sale in our IPO.

Furthermore, on June 6, 2012, we notified our selling group members that the average equity raise of $210 million for the past several months suggested that we would reach our maximum offering and close to new investments in September 2012. As we have previously communicated and, in line with our best practices, we will close our IPO as originally sized and will not raise additional capital through a follow-on offering.

Shares Currently Available for Sale

As of May 31, 2012, there were approximately 75.3 million shares of our common stock outstanding, including restricted stock and shares issued under the DRIP. As of May 31, 2012, 2012 there were approximately 75.0 million shares of our common stock available for sale, excluding shares available under our DRIP.

PROSPECTUS UPDATES

Description of Real Estate Investments

The following disclosure replaces in its entirety the section entitled “Description of Real Estate Investments” beginning on page 120 of the Prospectus.

“DESCRIPTION OF REAL ESTATE INVESTMENTS

The Company has acquired the following real estate investments through May 31, 2012:

Auto Retail

•	2 Advance Auto Parts stores located in Houston, Texas purchased on September 30, 2011 (“Advanced Auto I”);
•	1 Advance Auto Parts store located in Greenwood, South Carolina purchased on March 9, 2012 (“Advanced Auto II”);
•	1 Advance Auto Parts store located in Auburn, Indiana purchased on March 29, 2012 (“Advanced Auto III”); and
•	1 Advance Auto Parts store located in Warren, Ohio purchased on April 12, 2012 (“Advanced Auto IV”).

Freight

•	1 FedEx Freight distribution facility located in Butte, Montana purchased on September 27, 2011(“FedEx I”);
•	1 FedEx Freight distribution facility located in Belmont, New Hampshire purchased on December 29, 2011, 1 FedEx Freight distribution facility located in Blountville, Tennessee purchased on February 3, 2012 and 1 FedEx Freight distribution facility located in Commerce City, Colorado purchased on March 20, 2012 (“FedEx II”);
•	2 FedEx Freight distribution facilities located in North Carolina (Greenville) and Oklahoma (Tulsa) purchased on February 22, 2012 (“FedEx III”);
•	1 FedEx Freight distribution facility located in Kokomo, Indiana purchased on March 16, 2012 (“FedEx IV”); and
•	1 FedEx Freight distribution facility located in Blauvelt, New York purchased on April 5, 2012 (“FedEx V”).

Pharmacy

•	1 ground leasehold interest in a Walgreens pharmacy located in Staten Island, New York purchased on October 5, 2011 and 1 Walgreens pharmacy located in Maplewood, New Jersey purchased on November 18, 2011 (“Walgreens I”);
•	1 Walgreens pharmacy located in Coalinga, California purchased on October 11, 2011 (“Walgreens II”);
•	1 Walgreens pharmacy located in Stevensville, Michigan purchased on November 28, 2011 (“Walgreens III”);
•	2 Walgreens pharmacies located in Kentucky (Frankfort) and South Carolina (Anderson) purchased on February 8, 2012 and 4 Walgreens pharmacies located in Alabama (Wetumpka), Louisiana (Shereveport), Missouri (Greenwood) and Ohio (Bryan) purchased on February 22, 2012 (“Walgreens IV”);
•	1 Walgreens pharmacy located in Las Vegas, Nevada purchased on May 30, 2012 (“Walgreens V”); and
•	1 CVS pharmacy located in Franklin, Indiana purchased on March 29, 2012 (“CVS I”).

Discount Retail

•	11 freestanding Dollar General store properties located in Texas (Roma, Rio Grande City, Progreso and Poteet), Alabama (Red Level), Ohio (Pleasant City, Payne, New Matamoras and Forest), Florida (Molino) and Missouri (Maysville) purchased on October 31, 2011 (“Dollar General I”);

•	5 freestanding Dollar General store properties located in Missouri (Licking, King City, Stanberry, Conway and Auxvasse) purchased on November 22, 2011 (“Dollar General II”);
•	1 freestanding Dollar General store property located in Tarrant, Alabama purchased on December 12, 2011 (“Dollar General III”);
•	1 freestanding Dollar General store property located in Monroeville, Indiana purchased on December 22, 2011, 1 freestanding Dollar General store property located in Lake Charles, Louisiana purchased on February 29, 2012 and 1 freestanding Dollar General store property located in West Monroe, Louisiana purchased on March 9, 2012 (“Dollar General IV”);
•	8 freestanding Dollar General store properties located in Tennessee (Pleasant Hill), Texas (Lyford), Wisconsin (Minong, Solon Springs and Mellen), Alabama (Tuscaloosa), Missouri (St. Clair) and Florida (Grande Ridge) purchased on December 30, 2011 and 1 freestanding Dollar General store property located in Greenfield, Ohio purchased on February 23, 2012 (“Dollar General V”);
•	3 freestanding Dollar General store properties located in Mississippi (Edwards, Greenville and Walnut Grove) purchased on December 30, 2011 (“Dollar General VI”);
•	11 freestanding Dollar General store properties located in Louisiana (Choudrant, Mangham, Mt. Hermon and Richwood), North Carolina (Fayetteville, Ocean Isle Beach and Vass) and Virginia (Chesterfield, Danville, Hopewell and Hot Springs) purchased on February 6, 2012 and 1 freestanding Dollar General store property located in Gardner, Louisiana purchased on March 8, 2012 (“Dollar General VII”);
•	4 freestanding Dollar General store properties located in Iowa (Hampton and Lake Mills), Missouri (Marthasville) and Texas (Alto Bonito) purchased on February 1, 2012 (“Dollar General VIII”);
•	2 freestanding Dollar General store properties located in Missouri (Sikeston and Vienna) purchased on February 24, 2012 (“Dollar General IX”);
•	1 freestanding Dollar General store property located in Altamont, Illinois purchased on March 9, 2012 (“Dollar General X”);
•	2 freestanding Dollar General store properties located in Michigan (Cadillac and Carleton) purchased on March 16, 2012 and 2 freestanding Dollar General store properties located in Michigan (Durand and Flint) purchased on May 18, 2012 (“Dollar General XI”);
•	1 freestanding Dollar General store property located in Oran, Missouri purchased on March 30, 2012 (“Dollar General XII”);
•	1 freestanding Dollar General store property located in Soso, Mississippi purchased on April 12, 2012 and 1 freestanding Dollar General store property located in Moorhead, Mississippi purchased on May 1, 2012 (“Dollar General XIII”);
•	2 freestanding Dollar General store properties located in Texas (Como and Gordonville) purchased on April 20, 2012 (“Dollar General XIV”);
•	6 freestanding Dollar General store properties located in Alabama (Chunchula and Moulton), Kentucky (Nancy) and Louisiana (New Iberia, Patterson and Zachary) purchased on April 26, 2012, 1 freestanding Dollar General store property located in Virginia (Burkeville) purchased on May 8, 2012 and 1 freestanding Dollar General store property located in Ohio (Lucasville) on May 16, 2012 (“Dollar General XV”);
•	1 freestanding Dollar General store property located in Ozark, Missouri purchased on April 16, 2012, 1 freestanding Dollar General store property located in New Haven, Missouri purchased on April 28, 2012 and 1 freestanding Dollar General store property located in Academy, Texas purchased on April 29, 2012 (“Dollar General XVI”);
•	2 freestanding Family Dollar store properties located in Texas (Floydada) and Nebraska (Madison) purchased on December 30, 2011, 1 freestanding Family Dollar store property located in Stilwell, Oklahoma purchased on January 6, 2012 and 4 freestanding Family Dollar store properties located in North Dakota (Fort Yates, New Town and Rolla) and Martin, South Dakota purchased on January 31, 2012 (“Family Dollar I”);
•	1 freestanding Family Dollar store property located in Kerens, Texas purchased on February 29, 2012 (“Family Dollar II”);
•	2 freestanding Family Dollar store properties located in Mississippi (Biloxi and Carriere) purchased on March 30, 2012 and 1 freestanding Family Dollar store property located in Gulfport, Mississippi purchased on May 21, 2012 (“Family Dollar III”);

•	1 freestanding Family Dollar store property located in Tickfaw, Louisiana purchased on March 30, 2012, 1 freestanding Family Dollar store property located in St. Louis, Missouri purchased on April 2, 2012, 1 freestanding Family Dollar store property located in Chalmette, Louisiana purchased on May 3, 2012, 1 freestanding Family Dollar store property located in D’Iberville, Mississippi purchased on May 21, 2012 and 1 freestanding Family Dollar store property located in Caldwell, Texas purchased on May 29, 2012 (“Family Dollar IV”); and
•	2 freestanding Family Dollar store properties located in Colorado (Rangeley) and Nevada (Lovelock) purchased on May 4, 2012 and 1 freestanding Family Dollar store property located in Wells, Nevada purchased on May 11, 2012 (“Family Dollar V”).

Government Services

•	1 Social Security Administration building located in Cocoa, Florida purchased on December 13, 2011 (“GSA I”);
•	1 U.S. Department of Labor building located in Craig, Colorado purchased on December 30, 2011 (“GSA II”);
•	1 USDA Forest Service building located in Grangeville, Idaho purchased on March 5, 2012 (“GSA III”);
•	1 U.S. Immigrant and Customs Enforcement Agency building located in Stuart, Florida purchased on March 5, 2012 (“GSA IV”);
•	1 Social Security Administration building located in Fort Worth, Texas purchased on May 9, 2012 (“GSA V”); and
•	1 Drug Enforcement Administration building located in Springfield, Missouri purchased on May 15, 2012 (“GSA VI”).

Healthcare

•	1 building located in the Express Scripts headquarters campus in St. Louis, Missouri purchased on January 25, 2012 (“Express Scripts I”).

Specialty Retail

•	1 freestanding Tractor Supply store located in Upper Freehold, New Jersey purchased on January 27, 2012 (“Tractor Supply I”).

Supermarkets

•	1 freestanding Shaw’s Supermarket store located in Plymouth, Massachusetts purchased on April 18, 2012 (“Shaw’s Supermarkets I”).

Consumer Products

•	1 freestanding Rubbermaid distribution facility located in Winfield, Kansas purchased on April 25, 2012 (“Rubbermaid I”); and
•	1 freestanding General Mills facility located in Geneva, Illinois purchased on May 23, 2012 (“General Mills I”).

Retail Banking

•	29 freestanding Citizens Bank branches located in Connecticut (East Hampton), Delaware (Wilmington (2 locations)), Illinois (Calumet City, Chicago and Olympia Fields), Massachusetts (Dorchester, Tewksbury and Wilbraham), New Hampshire (Ossipee and Pelham), New Jersey (Marlton), Ohio (Bedford and Parma), Pennsylvania (Carlisle, Grove City (2 locations), Harrisburg, Lancaster, Lititz, Munhall, New Stanton, Philadelphia, Shippensburg, Slovan, State College, Verona, West Grove and York) purchased on April 26, 2012 and 1 freestanding Citizens Bank branch located in Kutztown, Pennsylvania purchased on May 11, 2012 (“Citizens Bank I”).

Auto Services

•	1 freestanding Tire Kingdom service center located in Dublin, Ohio purchased on April, 30 2012 (“Tire Kingdom I”).

Gas/Convenience

•	1 freestanding Circle K gas and convenience store located in Phoenix, Arizona purchased on May 4, 2012 (“Circle K I”).

Advance Auto Portfolio

Each of the properties are 100% leased to Advance Stores Co., Inc., a wholly owned subsidiary of Advance Auto Parts, Inc. (NYSE: AAP), and all of the leases are guaranteed by Advance Auto Parts, Inc., which carries an investment grade credit rating as determined by major credit rating agencies. The leases are net whereby the Company is responsible for maintaining the roof and structure of the building and the tenant is required to pay substantially all other operating expenses, in addition to base rent. Unless otherwise noted, the Company funded the acquisition of the properties with proceeds from the sale of its common stock. The Company obtained financing on certain properties post-closing as described in “Financial Obligations” below and may seek to obtain financing on other properties post-closing. However, there is no guarantee that it will be able to obtain additional financing on terms it believes are favorable, or at all.

Advance Auto Parts, Inc. operates as a retailer of automotive aftermarket parts, accessories, batteries, and maintenance items. The company’s operations are divided into two segments: Advance Auto Parts (AAP) and Autopart International (AI). The AAP segment operates stores which primarily offer auto parts, including, among other items, alternators, batteries, chassis parts, clutches, engines and engine parts, radiators, starters, and transmissions.

The following table provides, for each of the properties, information relating to the sellers, purchase price, capitalization rate, amount of lease term remaining at the time of acquisition, rental escalations and renewal options, rentable square footage and annualized rental income.

Property	Number of Properties	Seller	Purchase Price	Capitalization Rate(1)	Lease Term Remaining At Acquisition (Years)	Rental Escalations	Renewal Options	Rentable Square Footage	Annualized Rental Income/ Per Square Foot
Advance Auto I	2	Oakley Investments, LLC and Coit Properties, LLC	$3.1 million	8.02%	9.8	None	None	13,471	$0.3 million/ $18.71
Advance Auto II	1	Torrey Realty Holdings, Inc. (90.0%) and G. Andrew Graham III Trust (10.0%)	$1.0 million	8.25%	9.8	None	Two 5-year options	8,075	$0.1 million/ $9.91
Advance Auto III	1	Lamp Lite Investments, LLC	$1.9 million	8.10%	10.0	One-time 5% escalation in Year 11	Three 5-year options	7,000	$0.2 million/ $21.86
Advance Auto IV	1	Various	$1.0 million	8.27%	9.7	None	Two 5-year options	7,000	$0.1 million/ $11.29

(1)	Calculated by dividing annualized net operating income by base purchase price. Annualized net operating income is annualized rental income on a straight-line basis, which includes tenant concessions such as free rent, as applicable, plus operating expense reimbursement revenue less property operating expenses. Reflects adjustments for lease terminations and lease amendments with tenants, as applicable.

FedEx Freight Portfolio

Each of the properties are 100% leased to FedEx Freight, Inc., a wholly owned subsidiary FedEx Corp. (NYSE: FDX), and all of the leases are guaranteed by FedEx Corp., which carries an investment grade credit rating as determined by major credit rating agencies. The leases are net whereby the Company is responsible for maintaining the roof and structure of the building and the tenant is required to pay substantially all other operating expenses, in addition to base rent. Unless otherwise noted, the Company funded the acquisition of the properties with proceeds from the sale of its common stock. The Company obtained financing on certain properties post-closing and may seek to obtain financing on the other properties post-closing. However, there is no guarantee that it will be able to obtain financing on terms it believes are favorable, or at all.

FedEx Freight, a wholly owned subsidiary of FedEx Corp. specializes in less-than-truckload transportation services throughout the United States, Canada, Mexico, Puerto Rico, Central and South America, the Caribbean, Europe, and Asia.

The following table provides information relating to the seller, purchase price, capitalization rate, amount of lease term remaining at the time of acquisition, rental escalations and renewal options, rentable square footage and annualized rental income.

Property	Number of Properties	Seller	Purchase Price	Capitalization Rate(1)	Lease Term Remaining At Acquisition (Years)	Rental Escalations	Renewal Options	Rentable Square Footage	Annualized Rental Income/ Per Square Foot
FedEx I	1	William Charles, Ltd.	$8.9 million	7.80%	14.9	None	Two 5-year options	45,832	$0.7 million/ $15.21
FedEx II	3	Setzer Properties, LLC	$45.8 million	7.44%	11.2	None	Two 5-year options	221,837	$3.4 million/ $15.37
FedEx III	2	The Westmoreland Company, Inc.	$18.4 million	7.79%	9.6	None	Two 5-year options	227,962	$1.4 million/ $6.28
FedEx IV	1	Scannell Properties #120, LLC	$4.2 million	7.93%	9.9	None	Two 5-year options	63,092	$0.3 million/ $5.25
FedEx V	1	SunCap Orangetown, LLC	$46.5 million	7.89%	14.8	Escalation of 5% at Year 6 and 11 of lease term	Two 5-year options	142,139	$3.7 million/ $25.81

(1)	Calculated by dividing annualized net operating income by base purchase price. Annualized net operating income is annualized rental income on a straight-line basis, which includes tenant concessions such as free rent, as applicable, plus operating expense reimbursement revenue less property operating expenses. Reflects adjustments for lease terminations and lease amendments with tenants, as applicable.

Set forth below are summary financial statements of the parent guarantor to the lessees of the FedEx Freight stores described above. FedEx Corp. currently files its financial statements in reports filed with the U.S. Securities and Exchange Commission, and the following summary financial data regarding FedEx Corp. are taken from such filings:

		Year Ended
(Amounts in Millions)	Nine Months Ended February 29, 2012 (Unaudited)	May 31, 2011 (Audited)	May 31, 2010 (Audited)	May 31, 2009 (Audited)
Statements of Operations Data
Revenues	$31,672	$39,304	$34,734	$35,497
Operating income	2,330	2,378	1,198	747
Net income	1,482	1,452	1,184	98

(Amounts in Millions)	February 29, 2012 (Unaudited)	May 31, 2011 (Audited)	May 31, 2010 (Audited)	May 31, 2009 (Audited)
Consolidated Condensed Balance Sheets
Total assets	$28,752	$27,385	$24,902	$24,244
Long-term debt	1,251	1,667	1,668	1,930
Total common stockholders’ investment	16,569	15,220	13,811	13,626

Walgreens Portfolio

Each of the properties are 100% leased to Walgreen Co. (NYSE: WAG) or a subsidiary of Walgreen Co., in which case such leases are guaranteed by Walgreen Co., which carries an investment grade credit rating as determined by major credit rating agencies. The tenant leases are net whereby the tenant is to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, and the cost of all capital expenditures, in addition to base rent. The ground lease is net whereby the Company, as the ground lessee, is required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, and the cost of all capital expenditures, in addition to base rent. Unless otherwise noted, the Company funded the acquisition of the properties with proceeds from the sale of its common stock. The Company obtained financing on certain properties post-closing as described in “Financial Obligations” below and may seek to obtain additional financing on other properties post-closing. However, there is no guarantee that it will be able to obtain financing on terms it believes are favorable, or at all.

The following table provides, for each of the properties, information relating to the purchase price, capitalization rate, amount of lease term remaining at the time of acquisition, rentable square footage and annualized rental income.

Property	Number of Properties	Seller	Purchase Price	Capitalization Rate(1)	Lease Term Remaining At Acquisition (Years)	Rental Escalations	Renewal Options	Rentable Square Footage	Annualized Rental Income/ Per Square Foot
Walgreens I	2	Various	$12.8 million	6.99%	23.8	None	Lease term is 75 years; however, the tenant has the option to terminate the lease after 300 months (25 years)	23,527	$0.9 million/ $38.04
Walgreens II	1	Interra (Coalinga), LLC	$4.6 million	7.10%	21.7	None	Lease term is 75 years; however, the tenant has the option to terminate the lease after 300 months (25 years)	14,820	$0.3 million/ $22.06
Walgreens III	1	Preferred- Stevensville, LLC	$4.9 million	7.40%	20.9	None	Lease term is 75 years; however, the tenant has the option to terminate the lease after 300 months (25 years)	14,820	$0.4 million/ $24.63
Walgreens IV	6	Various	$28.0 million	7.00%	19.4	None	Lease term is 75 years; however, the tenant has the option to terminate the lease after 300 months (25 years)	87,659	$2.0 million/ $22.35

Property	Number of Properties	Seller	Purchase Price	Capitalization Rate(1)	Lease Term Remaining At Acquisition (Years)	Rental Escalations	Renewal Options	Rentable Square Footage	Annualized Rental Income/ Per Square Foot
Walgreens V	1	Durango Diamond Trails, LLC	$8.7 million	7.21%	22.1	Escalation of 10% at Year 11 of the lease term	Lease term is 75 years; however, the tenant has the option to terminate the lease after 300 months (25 years)	14,736	$0.6 million/ $42.41

(1)	Calculated by dividing annualized net operating income by base purchase price. Annualized net operating income is annualized rental income on a straight-line basis, which includes tenant concessions such as free rent, as applicable, plus operating expense reimbursement revenue less property operating expenses. Reflects adjustments for lease terminations and lease amendments with tenants, as applicable.

Set forth below are summary financial statements of the parent guarantor to the lessees of the Walgreens stores described above. Walgreen Co. currently files its financial statements in reports filed with the U.S. Securities and Exchange Commission, and the following summary financial data regarding Walgreen Co. are taken from such filings:

		Year Ended
(Amounts in Millions)	Six Months Ended February 29, 2012 (Unaudited)	August 31, 2011 (Audited)	August 31, 2010 (Audited)	August 31, 2009 (Audited)
Consolidated Condensed Statements of Earnings
Net sales	$36,808	$72,184	$67,420	$63,335
Operating income	2,005	4,365	3,458	3,247
Net earnings	1,237	2,714	2,091	2,006

(Amounts in Millions)	February 29, 2012 (Unaudited)	August 31, 2011 (Audited)	August 31, 2010 (Audited)	August 31, 2009 (Audited)
Consolidated Condensed Balance Sheets
Total assets	$26,622	27,454	$26,275	$25,142
Long-term debt	2,381	2,396	2,389	2,336
Total liabilities	11,806	12,607	11,875	10,766
Total stockholders’ equity	14,816	14,847	14,400	14,376

CVS Caremark Portfolio

The property is 100% leased to CVS Caremark Corporation (NYSE: CVS) and the lease is guaranteed by CVS Caremark Corp., which carries an investment grade credit rating as determined by major credit rating agencies. The lease is net whereby we, as the landlord, will be responsible for maintaining the roof and structure of the building and the tenant is required to pay substantially all other operating expenses, in addition to base rent.

The following table provides information relating to the seller, purchase price, capitalization rate, amount of lease term at the time of acquisition, rental escalations and renewal options, rentable square footage and annualized rental income.

Property	Number of Properties	Seller	Purchase Price	Capitalization Rate(1)	Lease Term Remaining At Acquisition (Years)	Rental Escalations	Renewal Options	Rentable Square Footage	Annualized Rental Income/ Per Square Foot
CVS	1	Victoria Land Partners, LP	$3.4 million	7.64%	7.9	6% fixed annual escalations commencing in the 16th year of the lease terms	Four 5-year options	10,125	$0.3 million/ $25.78

(1)	Calculated by dividing annualized net operating income by base purchase price. Annualized net operating income is annualized rental income on a straight-line basis, which includes tenant concessions such as free rent, as applicable, plus operating expense reimbursement revenue less property operating expenses. Reflects adjustments for lease terminations and lease amendments with tenants, as applicable.

Dollar General Portfolio

Each of the properties are 100% leased to a wholly owned subsidiary of Dollar General Corp. (NYSE: DG), and all of the leases are guaranteed by Dollar General Corp, which carries an investment grade credit rating as determined by major credit rating agencies. The leases are net whereby the tenant is to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, and the cost of all capital expenditures, in addition to base rent. Unless otherwise noted, the Company funded the acquisition of the properties with proceeds from the sale of its common stock. The Company obtained financing on certain properties post-closing as described in “Financial Obligations” below and may seek to obtain financing on other properties post-closing. However, there is no guarantee that it will be able to obtain additional financing on terms it believes are favorable, or at all.

Dollar General Corp. is the largest small-box discount retailer in the United States. Dollar General Corp.’s store’s offer convenience and value to customers, by offering consumable basic items that are frequently used and replenished, such as food, snacks, health and beauty aids and cleaning supplies, as well as a selection of basic apparel, house wares and seasonal items at everyday low prices.

The following table provides, for each of the properties, information relating to the purchase price, capitalization rate, amount of lease term remaining at the time of acquisition, rental escalations and renewal options, rentable square footage and annualized rental income.

Property	Number of Properties	Seller	Purchase Price	Capitalization Rate(1)	Lease Term Remaining At Acquisition (Years)	Rental Escalations	Renewal Options	Rentable Square Footage	Annualized Rental Income/ Per Square Foot
Dollar General I	11	Various	$12.5 million	8.22%	13.8	3% fixed annual escalations commencing in the 11th year of the lease term(2)	Four 5-year options	109,349	$1.0 million/ $9.36

Property	Number of Properties	Seller	Purchase Price	Capitalization Rate(1)	Lease Term Remaining At Acquisition (Years)	Rental Escalations	Renewal Options	Rentable Square Footage	Annualized Rental Income/ Per Square Foot
Dollar General II	5	Overland Properties, LLC	$4.5 million	8.44%	14.1	3% fixed annual escalations commencing in the 11th year of the lease term	Five 5-year options	45,156	$0.4 million/ $8.42
Dollar General III	1	Tarrant GD, LLC	$1.3 million	8.24%	15.0	3% fixed annual escalations commencing in the 11th year of the lease term	Four 5-year options	10,714	$0.1 million/ $10.08
Dollar General IV	3	Various	$3.3 million	8.24%	14.9	3% fixed annual escalations commencing in the 11th year of the lease term	Four 5-year options	27,063	$0.3 million/ $10.05
Dollar General V	9	Various	$9.1 million	8.27%	14.3	3% fixed annual escalations commencing in the 11th year of the lease term(2)	Four 5-year options	85,366	$0.8 million/ $8.86
Dollar General VI	3	DG Walnut Grove LLC	$2.7 million	8.58%	14.9	3% fixed annual escalations commencing in the 11th year of the lease term	Five 5-year options	27,439	$0.2 million/ $8.42
Dollar General VII	12	Various	$12.9 million	8.32%	14.5	3% fixed annual escalations commencing in the 11th year of the lease term(2)	Three to Five 5-year options	109,750	$1.1 million/ $9.79
Dollar General VIII	4	RSBR Investments, LLC	$4.0 million	8.33%	15.0	3% fixed annual escalations commencing in the 11th year of the lease term	Three to Five 5-year options	37,870	$0.3 million/ $8.85
Dollar General IX	2	RSBR Investments, LLC	$2.2 million	8.31%	14.6	3% fixed annual escalations commencing in the 11th year of the lease term	Four to Five 5-year options	19,592	$0.2 million/ $9.49

Property	Number of Properties	Seller	Purchase Price	Capitalization Rate(1)	Lease Term Remaining At Acquisition (Years)	Rental Escalations	Renewal Options	Rentable Square Footage	Annualized Rental Income/ Per Square Foot
Dollar General X	1	DG Partners, LLC	$1.3 million	8.47%	15.1	3% fixed annual escalations commencing in the 11th year of the lease term	Four 5-year options	10,640	$0.1 million/ $9.96
Dollar General XI	4	Midwest DG Properties, LLC	$4.2 million	8.32%	14.8	3% fixed annual escalations commencing in the 11th year of the lease term	Five 5-year options	36,154	$0.4 million/ $9.68
Dollar General XII	1	RSBR Investments, LLC	$1.0 million	8.30%	15.0	3% fixed annual escalations commencing in the 11th year of the lease term	Four 5-year options	10,566	$0.1 million/ $7.76
Dollar General XIII	2	Various	$1.7 million	8.36%	13.9	3% fixed annual escalations commencing in the 11th year of the lease term	Four to Five 5 year options	18,260	$0.1 million/ $8.00
Dollar General XIV	2	HP Investments, LLC	$1.8 million	8.76%	15.0	None	Three to Five 5 year options	18,052	$0.2 million/ $8.81
Dollar General XV	8	Various	$10.4 million	8.16%	14.8	3% fixed annual escalations commencing in the 11th year of the lease term	Four to Five 5-year options	78,013	$0.8 million/ $10.84
Dollar General XVI	3	Various	$3.1 million	8.33%	15.0	3% fixed annual escalations commencing in the 11th year of the lease term	Three to Five 5 year options	27,226	$0.3 million/ $9.55

(1)	Calculated by dividing annualized net operating income by base purchase price. Annualized net operating income is annualized rental income on a straight-line basis, which includes tenant concessions such as free rent, as applicable, plus operating expense reimbursement revenue less property operating expenses. Reflects adjustments for lease terminations and lease amendments with tenants, as applicable.
(2)	Two leases do not contain rental escalations.

Set forth below are summary financial statements of the parent guarantor to the lessees of the Dollar General stores described above. Dollar General Corp. currently files its financial statements in reports filed with the U.S. Securities and Exchange Commission, and the following summary financial data regarding Dollar General Corp. are taken from such filings:

			Fiscal Year Ended
(Amounts in Thousands)	For the 13 Weeks Ended May 4, 2012 (Unaudited)	February 3, 2012 (Audited)	January 28, 2011 (Audited)	January 29, 2010 (Audited)
Consolidated Condensed Statements of Income
Net sales	$3,901,205	$14,807,188	$13,035,000	$11,796,380
Operating profit	384,324	1,490,804	1,274,065	953,258
Net income	213,415	766,685	627,857	339,442

(Amounts in Thousands)	May 4, 2012 (Unaudited)	February 3, 2012 (Audited)	January 28, 2011 (Audited)	January 29, 2010 (Audited)
Consolidated Condensed Balance Sheets
Total assets	$9,770,208	$9,688,520	$9,546,222	$8,863,519
Long-term obligations	2,880,920	2,617,891	3,287,070	3,399,715
Total liabilities	5,178,776	5,020,025	5,491,743	5,473,221
Total shareholders’ equity	4,591,432	4,668,495	4,054,479	3,390,298

Family Dollar Portfolio

Each of the properties are 100% leased to a wholly owned subsidiary of Family Dollar, Inc. (NYSE: FDO), and all of the leases are guaranteed by Family Dollar, Inc., which carries an investment grade credit rating as determined by major credit rating agencies. The leases are net whereby the tenant is to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, and the cost of all capital expenditures, in addition to base rent. Unless otherwise noted, the Company funded the acquisition of the properties with proceeds from the sale of its common stock. The Company obtained financing on certain properties post-closing as described in “Financial Obligations” below and may seek to obtain financing on other properties post-closing. However, there is no guarantee that it will be able to obtain additional financing on terms it believes are favorable, or at all.

Family Dollar Stores, Inc. is a regional chain of variety stores in the United States that opened its first location in 1959. The company currently operates a chain of general merchandise retail discount stores, providing consumers with a selection of low-priced merchandise in neighborhood stores.

The following table provides, for each of the properties, information relating to the seller, purchase price, capitalization rate, amount of lease term remaining at the time of acquisition, rental escalations and renewal options, rentable square footage and annualized rental income.

Property	Number of Properties	Seller	Purchase Price	Capitalization Rate(1)	Lease Term Remaining At Acquisition (Years)	Rental Escalations	Renewal Options	Rentable Square Footage	Annualized Rental Income/ Per Square Foot
Family Dollar I	7	Various	$6.9 million	9.09%	8.9	None	Five to Six 5-year options	59,960	$0.6 million/ $10.44
Family Dollar II	1	Woodstock Investments, LLC	$0.9 million	9.19%	9.9	None	Six 5-year options	8,000	$0.1 million/ $9.88

Property	Number of Properties	Seller	Purchase Price	Capitalization Rate(1)	Lease Term Remaining At Acquisition (Years)	Rental Escalations	Renewal Options	Rentable Square Footage	Annualized Rental Income/ Per Square Foot
Family Dollar III	3	Executive Holdings, LLC	$2.9 million	9.04%	10.5	None	Six 5-year options	24,640	$0.3 million/ $10.71
Family Dollar IV	5	Various	$5.1 million	9.01%	9.2	None	Five to six 5-year options	42,360	$0.5 million/ $10.88
Family Dollar V	3	Various	$2.8 million	9.10%	9.2	None	Five 5-year options	24,165	$0.3 million/ $10.4

(1)	Calculated by dividing annualized net operating income by base purchase price. Annualized net operating income is annualized rental income on a straight-line basis, which includes tenant concessions such as free rent, as applicable, plus operating expense reimbursement revenue less property operating expenses. Reflects adjustments for lease terminations and lease amendments with tenants, as applicable.

Government Services Portfolio

Each of the properties are 100% leased to the United States, which carries an investment grade credit rating as determined by major credit rating agencies. The leases are modified gross leases, whereby the tenant is required to pay a proportionate share of certain other costs associated with the property, such as property taxes, utilities, insurance and maintenance, in addition to base rent. Unless otherwise noted, the Company funded the acquisition of the properties with proceeds from the sale of its common stock The Company obtained financing on certain properties post-closing as described in “Financial Obligations” below and may seek to obtain financing on other properties post-closing. However, there is no guarantee that it will be able to obtain additional financing on terms it believes are favorable, or at all.

The following table provides information relating to the seller, purchase price, capitalization rate, amount of lease term remaining at the time of acquisition, rental escalations and renewal options, rentable square footage and annualized rental income.

Property	Number of Properties	Seller	Purchase Price	Capitalization Rate(1)	Lease Term Remaining At Acquisition (Years)	Rental Escalations	Renewal Options	Rentable Square Footage	Annualized Rental Income/ Per Square Foot
GSA I	1	Hoover Property Management #1, LLC	$2.0 million	8.41%	8.2	None	None	6,255	$0.1 million/ $26.54
GSA II	1	415 Green St, Inc.	$1.6 million	8.60%	8.9	None	One 5-year option; lease term is 15 years; however, tenant has option to terminate after 10 years	4,328	$0.1 million/ $31.19
GSA III	1	Grangeville Investments, LLC	$7.3 million	7.96%	10.7	None	One 5-year option	35,311	$0.6 million/ $16.47

Property	Number of Properties	Seller	Purchase Price	Capitalization Rate(1)	Lease Term Remaining At Acquisition (Years)	Rental Escalations	Renewal Options	Rentable Square Footage	Annualized Rental Income/ Per Square Foot
GSA IV	1	Hoover Property Stuart, LLC	$4.9 million	8.26%	9.0	None	None	18,712	$0.4 million/ $21.43
GSA V	1	Various	$5.5 million	8.04%	8.7	None	Lease term is 15 years; however, tenant has the option to terminate after 10 years	15,915	$0.4 million/ $27.77
GSA VI	1	Karchmer, Inc.	$3.1 million	8.22%	9.5	10.66% fixed escalation commencing in Year 6 of the lease term	Lease term is 15 years; however, tenant has the option to terminate after 10 years	12,187	$0.3 million/ $21.09

(1)	Calculated by dividing annualized net operating income by base purchase price. Annualized net operating income is annualized rental income on a straight-line basis, which includes tenant concessions such as free rent, as applicable, plus operating expense reimbursement revenue less property operating expenses. Reflects adjustments for lease terminations and lease amendments with tenants, as applicable.

Express Scripts

The property is 100% leased to Express Scripts, Inc. (NASDAQ: ESRX), which has an investment grade credit rating as determined by major credit rating agencies. The lease is net whereby the tenant is required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, in addition to base rent. Unless otherwise noted, the Company funded the acquisition of the property with proceeds from the sale of its common stock. The Company obtained financing on certain properties post-closing as described in “Financial Obligations” below and may seek to obtain financing on other properties post-closing. However, there is no guarantee that it will be able to obtain additional financing on terms it believes are favorable, or at all.

The following table provides information relating to the seller(s), purchase price, capitalization rate, amount of lease term remaining at the time of acquisition, rental escalations and renewal options, rentable square footage and annualized rental income.

Property	Number of Properties	Seller	Purchase Price	Capitalization Rate(1)	Lease Term Remaining At Acquisition (Years)	Rental Escalations	Renewal Options	Rentable Square Footage	Annualized Rental Income/ Per Square Foot
Express Scripts I	1	4400 N. Hanley, LLC	$42.6 million	7.85%	10	Annual rental escalations of 1%.	Two 5-year options	234,600	$3.2 million/ $13.64

(1)	Calculated by dividing annualized net operating income by base purchase price. Annualized net operating income is annualized rental income on a straight-line basis, which includes tenant concessions such as free rent, as applicable, plus operating expense reimbursement revenue less property operating expenses. Reflects adjustments for lease terminations and lease amendments with tenants, as applicable.

Set forth below are summary financial statements of the lessee described above. Express Scripts, Inc. currently files its financial statements in reports filed with the U.S. Securities and Exchange Commission, and the following summary financial data regarding Express Scripts, Inc. are taken from such filings:

		Year Ended
(Amounts in Millions)	Three Months Ended March 31, 2012 (Unaudited)	December 31, 2011 (Audited)	December 31, 2010 (Audited)	December 31, 2009 (Audited)
Statements of Operations Data
Revenues	$12,132.6	$46,128.3	$44,973.2	$24,722.3
Operating income	564.5	2,311.7	2,070.9	1,497.5
Net income	267.8	1,275.8	1,181.2	827.6

(Amounts in Millions)	March 31, 2012 (Unaudited)	December 31, 2011 (Audited)	December 31, 2010 (Audited)	December 31, 2009 (Audited)
Consolidated Condensed Balance Sheets
Total assets	$9,577.7	$15,607.0	$10,557.8	$11,931.2
Long-term debt	10,537.1	7,076.4	2,493.7	2,492.5
Total stockholders’ equity	2,775.5	2,473.7	3,606.6	3,551.8

Tractor Supply

The property is 100% leased to Tractor Supply Company (NASDAQ: TSCO). The lease is net whereby we, as landlord, will be responsible for maintaining the roof and structure of the building and the tenant is required to pay substantially all other operating expenses, in addition to base rent. Unless otherwise noted, the Company funded the acquisition of the property with proceeds from the sale of its common stock. The Company obtained financing on certain properties post-closing as described in “Financial Obligations” below and may seek to obtain financing on other properties post-closing. However, there is no guarantee that it will be able to obtain additional financing on terms it believes are favorable, or at all.

The following table provides information relating to the seller(s), purchase price, capitalization rate, amount of lease term remaining at the time of acquisition, rental escalations and renewal options, rentable square footage and annualized rental income.

Property	Number of Properties	Seller	Purchase Price	Capitalization Rate(1)	Lease Term Remaining At Acquisition (Years)	Rental Escalations	Renewal Options	Rentable Square Footage	Annualized Rental Income/ Per Square Foot
Tractor Supply I	1	TKC CXXXI, LLC	$5.3 million	8.32%	14.3	Rental escalations of 10% every five years	Four 5-year options	19,097	$0.4 million/ $23.16

(1)	Calculated by dividing annualized net operating income by base purchase price. Annualized net operating income is annualized rental income on a straight-line basis, which includes tenant concessions such as free rent, as applicable, plus operating expense reimbursement revenue less property operating expenses. Reflects adjustments for lease terminations and lease amendments with tenants, as applicable.

Shaw’s Supermarkets

The property is 100% leased to Shaw’s Supermarkets, Inc. which is a wholly owned subsidiary of Supervalu, Inc. (NYSE: SVU), and the lease is guaranteed by New Albertson’s, Inc., a wholly owned subsidiary of Supervalu, Inc., which carries a credit rating as determined by a major credit rating agency. The lease is net whereby the tenant is required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, in addition to base rent. Unless otherwise noted, the

Company funded the acquisition of the property with proceeds from the sale of its common stock. The Company may seek to obtain financing on the properties post-closing. However, there is no guarantee that it will be able to obtain financing on terms it believes are favorable, or at all.

The following table provides information relating to the seller(s), purchase price, capitalization rate, amount of lease term remaining at the time of acquisition, rental escalations and renewal options, rentable square footage and annualized rental income.

Property	Number of Properties	Seller	Purchase Price	Capitalization Rate(1)	Lease Term Remaining At Acquisition (Years)	Rental Escalations	Renewal Options	Rentable Square Footage	Annualized Rental Income/ Per Square Foot
Shaw’s Supermarket I	1	AG-WP Plymouth, LLC	$5.8 million	8.92%	8.9	Rental escalation of 4.6% commencing Year 16 of the lease term	Five 5-year options	59,766	$0.5 million/ $8.58

(1)	Calculated by dividing annualized net operating income by base purchase price. Annualized net operating income is annualized rental income on a straight-line basis, which includes tenant concessions such as free rent, as applicable, plus operating expense reimbursement revenue less property operating expenses. Reflects adjustments for lease terminations and lease amendments with tenants, as applicable.

Rubbermaid

The property is 100% leased to Rubbermaid, Inc., a wholly owned subsidiary of Newell Rubbermaid, Inc. (NYSE: NWL), and the lease is guaranteed by Newell Rubbermaid, Inc. The lease is net whereby the tenant is required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, in addition to base rent. Unless otherwise noted, the Company funded the acquisition of the property with proceeds from the sale of its common stock. The Company may seek to obtain financing on the properties post-closing. However, there is no guarantee that it will be able to obtain financing on terms it believes are favorable, or at all.

The following table provides information relating to the seller(s), purchase price, capitalization rate, amount of lease term remaining at the time of acquisition, rental escalations and renewal options, rentable square footage and annualized rental income.

Property	Number of Properties	Seller	Purchase Price	Capitalization Rate(1)	Lease Term Remaining At Acquisition (Years)	Rental Escalations	Renewal Options	Rentable Square Footage	Annualized Rental Income/ Per Square Foot
Rubbermaid I	1	Insite Winfield, LLC	$23.1 million	7.73%	10.7	Rental escalations of 10% in 2015 and 2020	Two 5-year options	660,820	$1.8 million/ $2.70

(1)	Calculated by dividing annualized net operating income by base purchase price. Annualized net operating income is annualized rental income on a straight-line basis, which includes tenant concessions such as free rent, as applicable, plus operating expense reimbursement revenue less property operating expenses. Reflects adjustments for lease terminations and lease amendments with tenants, as applicable.

General Mills

The property is 100% leased to General Mills Operations, LLC, a wholly owned subsidiary of General Mills, Inc. (NYSE: GIS), and the lease is guaranteed by General Mills, Inc., which carries an investment grade credit rating as determined by major credit rating agencies. The lease is net whereby the tenant is required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, in addition to base rent. Unless otherwise noted, the Company funded the acquisition of the property with proceeds from the sale of its common stock. The Company may seek to obtain financing on the properties post-closing. However, there is no guarantee that it will be able to obtain financing on terms it believes are favorable, or at all.

The following table provides information relating to the seller(s), purchase price, capitalization rate, amount of lease term remaining at the time of acquisition, rental escalations and renewal options, rentable square footage and annualized rental income.

Property	Number of Properties	Seller	Purchase Price	Capitalization Rate(1)	Lease Term Remaining At Acquisition (Years)	Rental Escalations	Renewal Options	Rentable Square Footage	Annualized Rental Income/ Per Square Foot
General Mills I	1	Geneva Realty, LLC	$33.1 million	7.73%	11.4	Annual rental escalations of 10% commencing 2018	Three 5-year options	359,499	$2.6 million/ $7.12

(1)	Calculated by dividing annualized net operating income by base purchase price. Annualized net operating income is annualized rental income on a straight-line basis, which includes tenant concessions such as free rent, as applicable, plus operating expense reimbursement revenue less property operating expenses. Reflects adjustments for lease terminations and lease amendments with tenants, as applicable.

Citizens Bank

Each of the properties in Pennsylvania is leased to Citizens Bank of Pennsylvania and all the other properties are leased to wholly owned subsidiaries of RBS Citizens, N.A., both of which are wholly owned subsidiaries of Royal Bank of Scotland Group, plc (NYSE: RBS), which carries an investment grade credit rating as determined by major credit rating agencies. The leases are net whereby the tenant is required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, in addition to base rent. Unless otherwise noted, the Company funded the acquisition of the properties with proceeds from the sale of its common stock. The Company may seek to obtain financing on the properties post-closing. However, there is no guarantee that it will be able to obtain financing on terms it believes are favorable, or at all.

The following table provides information relating to the seller(s), purchase price, capitalization rate, amount of lease term remaining at the time of acquisition, rental escalations and renewal options, rentable square footage and annualized rental income.

Property	Number of Properties	Seller	Purchase Price	Capitalization Rate(1)	Lease Term Remaining At Acquisition (Years)	Rental Escalations	Renewal Options	Rentable Square Footage	Annualized Rental Income/ Per Square Foot
Citizens Bank I	30	Inland American CFG Portfolio, LLC	$27.4 million	7.52%	10.2	1% fixed annual escalations in Year 2 through 15 of the lease term	Four 5-year options	83,642	$2.1 million/ $24.64

(1)	Calculated by dividing annualized net operating income by base purchase price. Annualized net operating income is annualized rental income on a straight-line basis, which includes tenant concessions such as free rent, as applicable, plus operating expense reimbursement revenue less property operating expenses. Reflects adjustments for lease terminations and lease amendments with tenants, as applicable.

Tire Kingdom

The property is 100% leased to Tire Kingdom, a wholly owned subsidiary of TBC Corporation, which is a wholly owned subsidiary of Sumitomo Corporation of America, which carries an investment grade credit rating as determined by major credit rating agencies. TBC Corporation guarantees the lease. The lease is net whereby the tenant is required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, in addition to base rent. Unless otherwise noted, the Company funded the acquisition of the property with proceeds from the sale of its common stock. The Company may seek to obtain financing on the properties post-closing. However, there is no guarantee that it will be able to obtain financing on terms it believes are favorable, or at all.

The following table provides information relating to the seller(s), purchase price, capitalization rate, amount of lease term remaining at the time of acquisition, rental escalations and renewal options, rentable square footage and annualized rental income.

Property	Number of Properties	Seller	Purchase Price	Capitalization Rate(1)	Lease Term Remaining At Acquisition (Years)	Rental Escalations	Renewal Options	Rentable Square Footage	Annualized Rental Income/ Per Square Foot
Tire Kingdom I	1	W Realty Co. Ltd.	$1.7 million	9.17%	11.3	Rental escalations of 10% at Year 11 and 16 of lease term	Three 5-year options	6,656	$0.2 million/ $23.29

(1)	Calculated by dividing annualized net operating income by base purchase price. Annualized net operating income is annualized rental income on a straight-line basis, which includes tenant concessions such as free rent, as applicable, plus operating expense reimbursement revenue less property operating expenses. Reflects adjustments for lease terminations and lease amendments with tenants, as applicable.

Circle K

The property is 100% leased to Circle K Stores, Inc., which is a wholly owned subsidiary of Alimentation Couche-Tard, Inc. and the lease is guaranteed by Alimentation Couche-Tard, Inc., which carries an investment grade credit rating as determined by a major credit rating agency. The lease is net whereby the tenant is required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, in addition to base rent. Unless otherwise noted, the Company funded the acquisition of the property with proceeds from the sale of its common stock. The Company may seek to obtain financing on the properties post-closing. However, there is no guarantee that it will be able to obtain financing on terms it believes are favorable, or at all.

The following table provides information relating to the seller(s), purchase price, capitalization rate, amount of lease term remaining at the time of acquisition, rental escalations and renewal options, rentable square footage and annualized rental income.

Property	Number of Properties	Seller	Purchase Price	Capitalization Rate(1)	Lease Term Remaining At Acquisition (Years)	Rental Escalations	Renewal Options	Rentable Square Footage	Annualized Rental Income/ Per Square Foot
Circle K I	1	Sunset Enterprise Trust	$1.9 million	7.69%	12.0	Rental escalations of 5% at Years 6, 11 and 16 of the lease term	One 3-year option, four 5-year options and two 10-year options	2,680	$0.1 million/ $54.85

(1)	Calculated by dividing annualized net operating income by base purchase price. Annualized net operating income is annualized rental income on a straight-line basis, which includes tenant concessions such as free rent, as applicable, plus operating expense reimbursement revenue less property operating expenses. Reflects adjustments for lease terminations and lease amendments with tenants, as applicable.

Financial Obligations

Bank of Texas Loan

On November 1, 2011, the Company, through its indirect wholly owned subsidiaries, entered into a mortgage loan in an amount equal to $5.1 million with BOKF, NA (“Bank of Texas”) to provide post-acquisition financing for the FedEx Freight distribution facility located in Butte, Montana. The loan has a 5-year term. The loan requires monthly interest payments with the principal balance due on the maturity date in October 2016.

The loan bears interest at a floating rate, but, through an interest rate swap that the Company entered into with the Bank of Texas, pursuant to the terms of the loan, the loan bears interest at a per annum fixed rate of 3.75%.

The loan may be prepaid, from time to time and at any time, in whole or in part, without the payment of any premium or fee. The loan is guaranteed by the Company’s operating partnership, American Realty Capital Operating Partnership III, L.P.

Citigroup Loan

On January 18, 2012, the Company, through its indirect wholly owned subsidiaries, entered into mortgage loans in an amount equal to $15.1 million in connection with the first tranche of a $54.3 million two-tranche mortgage loan agreement with Citigroup Global Markets Realty Corp. to provide the post-acquisition financing for 48 properties previously acquired. This first tranche provided the post-acquisition financing for 17 of the previously acquired properties.

On April 20, 2012, the Company, through its indirect wholly owned subsidiaries, entered into mortgage loans in an amount equal to $39.2 million in connection with the second tranche of the $54.3 million two-tranche mortgage loan agreement with Citigroup Global Markets Realty Corp. to provide the post-acquisition funding for 48 properties previously acquired. This second tranche provided the post-acquisition financing for 31 of the previously acquired properties. The loan has a 10-year term. The loan requires monthly interest payments with the principal balance under all mortgage loans due on the maturity date in May 2022. Each tranche of the loan bears interest at a per annum fixed rate of 6.048%. The mortgages for each of the properties are cross-collateralized with one another and in the event that the Company defaults on one of the mortgages, the lender may look to the other properties as collateral.

The loan may be prepaid beginning three months prior to the maturity date of the loan, in whole or in part, and, in connection with a partial prepayment, a premium equal to the greater of (a) 1.0% of the amount prepaid and (b) an amount equal to (A) the present value of the scheduled monthly payments of principal and interest from the date of such prepayment to the maturity date multiplied by (B) a fraction equal to the amount prepaid divided by the outstanding principal balance. The loan is guaranteed by the Company’s operating partnership, American Realty Capital Operating Partnership III, L.P.

Wells Fargo Loans

Four Property Loan

On January 31, 2012, the Company, through its indirect wholly owned subsidiaries, entered into mortgage loans in an amount equal to $24.4 million in connection with the first tranche of a two-tranche $48.5 term loan with Wells Fargo Bank, National Association (“Wells Fargo”) to provide post-acquisition financing for the Express Scripts property located in St. Louis, Missouri and the FedEx Freight distribution facility located in Belmont, New Hampshire.

On April 2, 2012, the Company, through its indirect wholly owned subsidiaries, entered into mortgage loans in an amount equal to $24.1 million in connection with the second tranche of the $48.5 term loan with

Wells Fargo to provide post-acquisition financing for the FedEx Freight distribution facilities located in Commerce City, Colorado and Blountville, Tennessee.

The loan is evidenced by a promissory note secured by a mortgage on each of the properties and has a five-year term. The loan bears interest at a per annum rate of 3.75% that is fixed through the use of interest rate hedging instruments. The loan requires monthly interest-only payments with the principal balance due on the maturity date in February 2017.

After the last day of the interest accrual period following the 36th month of the term of the loan, the loan may be prepaid from time to time and at any time, in whole or in part, subject to a premium equal to 0.25% of the outstanding principal balance of the loan or, in connection with a partial prepayment of the loan, the principal amount of the loan being prepaid. Upon payment on the maturity date, the Company is also required to pay an exit fee equal to 0.25% of the outstanding principal balance upon final payment of the loan. The loan is guaranteed by the Company’s operating partnership, American Realty Capital Operating Partnership III, L.P.

22 Property Loan

On February 22, 2012, the Company, through its indirect wholly owned subsidiaries, entered into mortgage loans in an amount equal to $36.6 million in connection with the first tranche of a two-tranche $41.4 term loan with Wells Fargo to provide post-acquisition financing for 22 properties previously acquired.

The loan will be funded in two tranches. The loan has a 5-year term. The loan requires monthly interest payments with the principal balance under all mortgage loans due on the maturity date in March 2017. Each tranche of the loan bears interest at a floating rate, but, through an interest rate swap that the Company entered into with Wells Fargo, pursuant to the terms of the loan, the loan bears interest at a per annum fixed rate of 3.755%. The mortgages for each of the properties are cross-collateralized with one another and in the event that the Company defaults on one of the mortgages, the lender may look to the other properties as collateral. The loan may be prepaid, beginning 36 months after the closing of the loan, from time to time and at any time, in whole or in part, with the payment of an exit fee equal to 0.25% of the outstanding loan amount. The loan is guaranteed by the Company’s operating partnership, American Realty Capital Operating Partnership III, L.P.

Potential Property Investments

The acquisition of each property is subject to a number of conditions. A significant condition to acquiring any one of these potential acquisitions is our ability to raise sufficient proceeds in this offering to pay all or a portion of the purchase price. An additional condition to acquiring these properties will be our securing debt financing to pay the balance of the purchase price. Such financing may not be available on acceptable terms or at all.

Our evaluation of a property as a potential acquisition, including the appropriate purchase price, will include our consideration of a property condition report; tenant rental income; unit-level store performance; property location, visibility and access; age of the property, physical condition and curb appeal; neighboring property uses; local market conditions, including vacancy rates; area demographics, including trade area population and average household income; neighborhood growth patterns and economic conditions; and the presence of demand generators.

We will decide whether to acquire properties generally based upon:

•	satisfaction of the conditions to the acquisitions contained in the respective contracts;
•	no material adverse change occurring relating to the properties, the tenants or in the local economic conditions;
•	our receipt of sufficient net proceeds from the offering of our common stock to the public and financing proceeds to make these acquisitions; and
•	our receipt of satisfactory due diligence information including appraisals, environmental reports and tenant and lease information.

Our advisor will identify properties as potential suitable investments for us. The acquisition of any such properties is subject to a number of conditions. A significant condition to acquiring the potential acquisition is our ability to raise sufficient proceeds in this offering to pay all or a portion of the purchase price.”

Share Repurchase Program

The following disclosure should be added after the third paragraph on page 196 of the Prospectus under the section entitled “Share Repurchase Program.”

“Repurchase requests made in connection with the death or disability of a stockholder will always be honored so long as our company remains a non-traded REIT. Any future changes to the share repurchase program will require approval by a majority of voting stockholders.”